Exhibit 99.3

MAVERICK TUBE CORPORATION

16401 Swingley Ridge Road
Chesterfield, Missouri 63017

Offer to Exchange

2004 4.00% Convertible Senior Subordinated Notes Due 2033
and an Exchange Fee
for all outstanding
4.00% Convertible Senior Subordinated Notes Due 2033
(CUSIP Nos. 57774LAA5 and 577914AA2)

Pursuant to, and subject to the terms and conditions described in, the prospectus dated December 1, 2004 and related letter of transmittal

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 29, 2004, UNLESS EARLIER TERMINATED OR EXTENDED.

December 1, 2004

To Our Clients:

Maverick Tube Corporation (“Maverick”) is offering to exchange $1,000 principal amount of its 2004 4.00% Convertible Senior Subordinated Notes Due 2033 (the “new notes”) and an exchange fee of $2.50 for each $1,000 principal amount of validly tendered and accepted 4.00% Convertible Senior Subordinated Notes due 2033 (the “old notes”).

The exchange offer is made on the terms and is subject to the conditions set forth in Maverick’s prospectus dated December 1, 2004 and the accompanying letter of transmittal.

The enclosed prospectus is being forwarded to you as the beneficial owner of old notes held by us for your account but not registered in your name. The accompanying letter of transmittal is furnished to you for informational purposes only and may not be used by you to tender old notes held by us for your account. A tender of such old notes may be made only by us as the registered holder and only pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender and deliver the old notes held by us for your account. If you wish to have us do so, please so instruct us by completing, executing and returning to us the instruction form that appears below.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to Maverick’s exchange offer with respect to the old notes (CUSIP Nos. 57774LAA5 and 577914AA2).

This will instruct you to tender the specified principal amount of old notes indicated below held by you for the account of the undersigned pursuant to the terms and conditions set forth in the prospectus and the related letter of transmittal.

Aggregate Principal Amount of Old Notes Held for
Type	Account of Holder(s)*

4.00% Convertible Senior Subordinated Notes due 2033

*	Unless otherwise indicated, the entire principal amount listed in the box entitled “Aggregate Principal Amount of Old Notes Held for Account of Holder(s)” will be tendered.

Signature(s)

Please print name(s)

Address

City	State	Zip Code

Area Code and Telephone No.

Tax Identification or Social Security No.

My Account Number with

[_______________________________________________________]

Date

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